Exhibit 99.1

Press Release

Contacts:	Investor Relations Bonnie Mott Ikanos Communications 510-438-5360 bmott@ikanos.com	Media Relations Margo Westfall Ikanos Communications 510-438-6276 mwestfall@ikanos.com

Ikanos Communications Repurchases One Million Shares

FREMONT, Calif., May 23, 2008 – Ikanos Communications, Inc. (NASDAQ: IKAN), a leading provider of advanced broadband solutions for the digital home, today announced that it has purchased one million shares of its common stock from an institutional investor for $3.15 per share. This private transaction was executed as part of the Company’s repurchase program announced on April 24, 2008 and resulted in reducing the Company’s outstanding shares of common stock by approximately 3.4%.

About Ikanos Communications, Inc. Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband solutions for the digital home. The company’s multi-mode VDSL2/ADSLx, network processor and other products power the access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

© 2008 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, Ikanos Programmable Operating System, Arion, CleverConnect, Eagle, Fiber Fast, Fusiv, Fx, FxS, LoopNostics, Maximus, Palladia, RRA, SmartLeap and VLR are among the trademarks or registered trademarks of Ikanos.

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